Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Caraustar Industries, Inc. for the registration of $325 million of their securities, of our report dated February 6, 2004, with respect to the financial statements of Standard Gypsum LP included in Caraustar Industries, Inc. Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young

Austin, Texas

January 13, 2005